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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Proxim Wireless Corporation
(Name of Issuer)
Common Stock, $0.01 par value per share
(Title of Class of Securities)
88077B 10 8
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)
     ☑ Rule 13d-1(c)
     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	88077B 10 8

1	NAME OF REPORTING PERSONS. I.R.S. Identification No(s). of above person(s) (entities only) Mobius Technology Ventures VI, L.P. (“MTV”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		287,285

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		287,285

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	287,285

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10 8

1	NAME OF REPORTING PERSONS. I.R.S. Identification No(s). of above person(s) (entities only) Mobius Technology Ventures Advisors Fund VI, L.P. (“MTAF”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,263

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		11,263

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	11,263

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.05%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10 8

1	NAME OF REPORTING PERSONS. I.R.S. Identification No(s). of above person(s) (entities only) Mobius Technology Ventures Side Fund VI, L.P. (“MTSF”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,683

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		11,683

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	11,683

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.05%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10 8

1	NAME OF REPORTING PERSONS. I.R.S. Identification No(s). of above person(s) (entities only) SOFTBANK US Ventures VI, L.P. (“SBUSV”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		307,921

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		307,921

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	307,921

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10 8

1	NAME OF REPORTING PERSONS. I.R.S. Identification No(s). of above person(s) (entities only) Mobius VI LLC (“Mobius”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		618,152

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		618,152

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	618,152

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10 8

1	NAME OF REPORTING PERSONS. I.R.S. Identification No(s). of above person(s) (entities only) SOFTBANK Technology Ventures Advisors Fund V, L.P. (“SBTAF”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		30,844

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		30,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	30,844

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10 8

1	NAME OF REPORTING PERSONS. I.R.S. Identification No(s). of above person(s) (entities only) SOFTBANK Technology Entrepreneurs Fund V, L.P. (“SBTEF”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		20,182

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		20,182

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	20,182

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.09%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10 8

1	NAME OF REPORTING PERSONS. I.R.S. Identification No(s). of above person(s) (entities only) SOFTBANK Technology Ventures V, L.P. (“SB Tech”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,120,169

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,120,169

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,120,169

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10 8

1	NAME OF REPORTING PERSONS. I.R.S. Identification No(s). of above person(s) (entities only) SBTV V LLC (“SBTV”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,171,195

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,171,195

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,171,195

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10 8

1	NAME OF REPORTING PERSONS. I.R.S. Identification No(s). of above person(s) (entities only) Bradley A. Feld (“BAF”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,789,347

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,789,347

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,789,347

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	7.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	88077B 10 8

1	NAME OF REPORTING PERSONS. I.R.S. Identification No(s). of above person(s) (entities only) Greg P. Galanos (“GPG”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		618,152

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		618,152

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	618,152

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	88077B 10 8

1	NAME OF REPORTING PERSONS. I.R.S. Identification No(s). of above person(s) (entities only) Jason A. Mendelson (“JAM”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		618,152

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		618,152

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	618,152

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Item 1.

(a)	Name of Issuer
Proxim Wireless Corporation

(b)	Address of Issuer’s Principal Executive Offices
2115 O’Nel Drive,
San Jose, CA 95131
Item 2.

(a)	Name of Person Filing
Mobius Technology Ventures VI, L.P. (“MTV”)
Mobius Technology Ventures Side Fund VI, L.P. (“MTSF”)
Mobius Technology Ventures Advisors Fund VI, L.P. (“MTAF”)
SOFTBANK U.S. Ventures VI, L.P. (“SBUSV”)
Mobius VI LLC (“Mobius”)
SOFTBANK Technology Ventures V, L.P. (“SB Tech”)
SOFTBANK Technology Ventures Advisors Fund V, L.P. (“SBTAF”)
SOFTBANK Technology Entrepreneurs Fund V, L.P. (“SBTEF”)
SBTV V LLC (“SBTV”)
Bradley A. Feld (“BAF”)
Greg P. Galanos (“GPG”)
Jason A. Mendelson (“JAM”)

(b)	Address of Principal Business Office or, if none, Residence
1050 Walnut Street, Suite 210
Boulder, CO 80302

(c)	Citizenship

SB Tech:	Delaware	MTAF:	Delaware
SBTAF:	Delaware	MTSF:	Delaware
SBTEF:	Delaware	MTV:	Delaware
SBTV:	Delaware	SBUSV:	Delaware
		Mobius:	Delaware

BAF:	United States
GPG:	United States
JAM:	United States

(d)	Title of Class of Securities
Common Stock

(e)	CUSIP Number
88077B 1 0 8
Item 3. Not applicable

Item 4. Ownership

					Shares	Shares
	No. of		Shares	Shares	Subject to	Subject to
	Shares	% of Shares	Subject to	Subject to	Sole	Shared
	Beneficially	Beneficially	Sole Voting	Shared	Dispositive	Dispositive
	Owned	Owned	Power	Voting Power	Power	Power
MTV (1)	287,285	1.2%	0	287,285	0	287,285
MTSF (2)	11,683	0.05%	0	11,683	0	11,683
MTAF (3)	11,263	0.05%	0	11,263	0	11,263
SBUSV (4)	307,921	1.3%	0	307,921	0	307,921
Mobius (5)	618,152	2.6%	0	618,152	0	618,152
SB Tech (6)	1,120,169	4.8%	0	1,120,169	0	1,120,169
SBTAF (7)	30,844	0.1%	0	30,844	0	30,844
SBTEF (8)	20,182	0.09%	0	20,182	0	20,182
SBTV (9)	1,171,195	5.0%	0	1,171,195	0	1,171,195
BAF (10)	1,789,347	7.6%	0	1,789,347	0	1,789,347
GPG (11)	618,152	2.6%	0	618,152	0	618,152
JAM (11)	618,152	2.6%	0	618,152	0	618,152

(1)	Listed shares held of record by MTV. MTV has shared voting and dispositive power with respect to such shares with (i) Mobius, as general partner of MTV, and (ii) BAF, GPG and JAM, as managing members of Mobius.

(2)	Listed shares held of record by MTSF. MTSF has shared voting and dispositive power with respect to such shares with (i) Mobius, as general partner of MTSF, and (ii) BAF, GPG and JAM, as managing members of Mobius.

(3)	Listed shares held of record by MTAF. MTAF has shared voting and dispositive power with respect to such shares with (i) Mobius, as general partner of MTAF, and (ii) BAF, GPG and JAM, as managing members of Mobius.

(4)	Listed shares held of record by SBUSV. SBUSV has shared voting and dispositive power with respect to such shares with (i) Mobius, as general partner of SBUSV, and (ii) BAF, GPG and JAM, as managing members of Mobius.

(5)	Mobius has shared voting and dispositive power with respect to the listed shares with (i) each of the venture capital funds listed in footnotes (1), (2), (3) and (4) above, as applicable, and (ii) BAF, GPG and JAM, as managing members of Mobius.

(6)	Listed shares held of record by SB Tech. SB Tech has shared voting and dispositive power with respect to such shares with (i) SBTV, as general partner of SB Tech, and (ii) BAF as managing member of SBTV.

(7)	Listed shares held of record by SBTAF. SBTAF has shared voting and dispositive power with respect to such shares with (i) SBTV, as general partner of SBTAF, and (ii) BAF as managing member of SBTV.

(8)	Listed shares held of record by SBTEF. SBTEF has shared voting and dispositive power with respect to such shares with (i) SBTV, as general partner of SBTEF, and (ii) BAF as managing member of SBTV.

(9)	SBTV has shared voting and dispositive power with respect to the listed shares with (i) each of the venture capital funds listed in footnotes (6), (7), and (8) above, as applicable, and (ii) BAF as managing member of SBTV.

(10)	Has shared voting and dispositive power with respect to the listed shares with (i) each of the venture capital funds listed in footnotes (1), (2), (3), (4), (6), (7) and (8) above, as applicable, (ii) Mobius and SBTV, and (iii) the other managing members of Mobius and SBTV.

(11)	Has shared voting and dispositive power with respect to the listed shares with (i) each of the venture capital funds listed in footnotes (1), (2), (3), and (4) above, as applicable, (ii) Mobius, and (iii) the other managing members of Mobius.
Item 5. Ownership of Five Percent or Less of a Class
Not applicable
Item 6. Ownership of More than Five Percent on Behalf of Another Person
Not applicable
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
Company or Control Person.
Not applicable
Item 8. Identification and Classification of Members of the Group
Not applicable
Item 9. Notice of Dissolution of a Group
Not applicable

Item 10. Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2008

SOFTBANK TECHNOLOGY VENTURES V, L.P.

By:	SBTV V LLC
its general partner

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson
Title: General Counsel

SOFTBANK TECHNOLOGY ADVISORS FUND V, L.P.

By:	SBTV V LLC
its general partner

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson
Title: General Counsel

SOFTBANK TECHNOLOGY ENTREPRENEURS FUND V, L.P.

By:	SBTV V LLC
its general partner

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson
Title: General Counsel

SBTV V LLC
its general partner

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson
Title: General Counsel

MOBIUS TECHNOLOGY VENTURES VI, L.P.

By:	Mobius VI LLC
its general partner

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson
Title: Managing Director and General Counsel

MOBIUS TECHNOLOGY VENTURES ADVISORS FUND VI, L.P.

By:	Mobius VI LLC
its general partner

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson
Title: Managing Director and General Counsel

MOBIUS TECHNOLOGY VENTURES SIDE FUND VI, L.P.

By:	Mobius VI LLC
its general partner

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson
Title: Managing Director and General Counsel

SOFTBANK U.S. VENTURES VI, L.P.

By:	Mobius VI LLC
its general partner

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson
Title: Managing Director and General Counsel

MOBIUS VI, LLC.

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson
Title: Managing Director and General Counsel

BRADLEY	A. FELD

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson
Title: Attorney-in-fact / authorized
signatory for SEC Filings*

GREG P. GALANOS

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson
Title: Attorney-in-fact / authorized
signatory for SEC Filings*

JASON A. MENDELSON

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson

*	Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.